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                                   EXHIBIT 4
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                 NYLIFE STRUCTURED ASSET MANAGEMENT COMPANY Ltd.
                                51 MADISON AVENUE
                            NEW YORK, NEW YORK 10010



                                December 17, 1998

United States Trust Company of New York
114 West 47th Street
New York, NY 10036

RE:   NYLIFE Structured Asset Management Company Ltd.
      Series C, Five-Year Notes

Ladies and Gentlemen:

      Reference is made to the Indenture dated as of July 15, 1992 between NYLIFE Structured Asset Management Company Ltd. (the "Company") and United States Trust Company of New York, as Trustee (the "Trustee"), pursuant to which the Trustee is holding certain contracts as security for repayment of the Company's Secured Five Year Notes, Series C, 9% Fixed Rate ("the Notes") issued and authorized pursuant to the Second Supplemental Indenture of the Indenture dated as of November 16, 1993. Further reference is made to Section 7.1(b) of the Indenture which permits the Company to take certain action to terminate all of its obligations under the Indenture, the Notes and the Security Agreement with respect to such Notes by complying with the conditions set forth in said
Section 7.1 (b).

      The Company has advised the Trustee of its intention to terminate its obligations under the Indenture, the Notes and the Security Agreement by fulfilling such conditions. In connection therewith, the Trustee has requested that the Company indemnify the Trustee against loss or damage arising out of potential claims by the holders of the Notes ("Holders") in the event the Trustee permits defeasance of the Indenture and termination of the Company's obligations as contemplated above.

      1. Pursuant to the Trustee's request and in order to induce the Trustee to accept the documents necessary to permit defeasance of the Indenture and termination of the Company's obligations under the Indenture, the Notes and the Security Agreement, the Company hereby agrees to indemnify and hold the Trustee harmless from and against all claims, liabilities, losses, damages, expenses, costs and lawsuits (including reasonable attorney's fees) incurred or suffered by the Trustee as a result of any claim or demand made by a Holder against the Trustee arising out of or connected with the early termination of the Company's obligations under the Indenture, the Notes and the Security Agreement.
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      2. In order to secure the indemnification obligation set forth above, the
Company hereby agrees to maintain on deposit until April 30, 2003 at United States Trust Company of New York ("USTC") a Certificate of Deposit (the "CD") in the principal amount of $150,000 to bear interest at the rate from time to time paid by USTC upon ninety (90) day certificates of deposit of like size. The Company shall have the right at any time on ninety days' prior written notice to the Trustee to terminate or withdraw the CD from USTC by furnishing to the Trustee other security or a substitute indemnity by a reasonably acceptable party reasonably acceptable to the Trustee.

      3. This letter contains the entire agreement between us with respect to the subject matter hereof and supercedes all prior agreements and understandings with respect to the subject matter hereof. This agreement may not be changed or terminated orally. This agreement shall be binding upon the successors and assigns of the parties hereto. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

      If this letter correctly sets forth our understanding and agreement with respect to the subject matter hereof, please sign the enclosed copy of this letter in the place indicated for your signature and return it to us.

                                       Very truly yours,

                                       NYLIFE Structured Asset Management
                                       Company Ltd.

                                       By:   /s/ Kevin M. Micucci
                                             -------------------------------
                                             Kevin M. Micucci, President



ACCEPTED AND AGREED TO:
United States Trust Company of New York

By: ________________________________